As filed with the Securities and Exchange Commission on September 11, 1996
                                                      Registration No. 333-
- --------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BARRINGER LABORATORIES, INC.
                (Exact name of registrant as specified in its charter)

    DELAWARE                                                         84-0951626
(State or other jurisdiction                                   (I.R.S. Employer
of Incorporation or organization)                           Identification No.)

                                      ----------

                             BARRINGER LABORATORIES, INC.
                           15000 WEST 6TH AVENUE, SUITE 300
                                GOLDEN, COLORADO 80401
                                    (303)277-1687
            (Address, including zip code, and telephone number, including area code, of Company's principal executive offices)

                             ROBERT H. WALKER, PRESIDENT
                           15000 WEST 6TH AVENUE, SUITE 300
                                GOLDEN, COLORADO 80401
                                    (303)277-1687
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                      ----------

                                      Copies to:
                                REID A. GODBOLT, ESQ.
                                 JONES & KELLER, P.C.
                              1625 BROADWAY, SUITE 1500
                                DENVER, COLORADO 80202

                                      ----------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                           CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

    TITLE OF EACH CLASS OF         AMOUNT TO BE      PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED        OFFERING PRICE     AGGREGATE OFFERING     REGISTRATION
                                                          PER SHARE            PRICE                 FEE
- -------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01        644,706            $805,883 (1)         $805,883 (1)           $278
          per share
- -------------------------------------------------------------------------------------------------------------
          TOTAL                       644,706            $805,883             $805,883               $278
- -------------------------------------------------------------------------------------------------------------

(1)  Calculated under Rule 457(c).

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            PROSPECTUS DATED        , 1996

                             BARRINGER LABORATORIES, INC.

                                      ----------

                             COMMON STOCK, $.01 PAR VALUE
                                    644,706 SHARES

                                      ----------

    This Prospectus relates to the offering of 644,706 shares of Common Stock, $.01 par value ("Common Stock") of Barringer Laboratories, Inc. (the "Company") by five selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders may offer to sell any of the Common Stock covered by this Prospectus from time to time at prices and upon terms then obtainable in (i) ordinary brokers' transactions, (ii) block transactions in accordance with the rules of the National Association of Securities Dealers, Inc. (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (iv) a combination of any such methods of sale in each case at market prices. See "Plan of Distribution." The Selling Stockholders and certain broker-dealers who participate in sales of Common Stock covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions paid or discounts or concessions allowed to any such broker-dealers by any person, any profits received from reselling the Common Stock covered by this Prospectus if any such broker-dealers purchase any such Common Stock as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders or purchasers of Common Stock will pay all discounts, commissions, and fees incurred in selling Common Stock covered by this Prospectus, except that the Company will bear all expenses incident to the registration and qualification of the Shares under the Securities Act of 1933, as amended, and state securities laws, on behalf of the Selling Stockholders. The Company will receive no proceeds from sales by the Selling Stockholders. See "Use of Proceeds."

    The Common Stock is traded on the OTC Bulletin Board under the symbol BALB. On September 5, 1996, the last reported sale price of the Common Stock on the OTC Bulletin Board was $1.25 per share.

                                 --------------------

THE SECURITIES OFFERED HEREBY ENTAIL CERTAIN RISKS WHICH SHOULD BE CONSIDERED BY INVESTORS. SEE "RISK FACTORS."

                                 --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------------

                                  TABLE OF CONTENTS

                                                                           PAGE

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . 3

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . .10

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports and other information concerning the Company may be inspected and copies may be obtained at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., as well as the following regional offices: 75 Park Place, 14th Floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. Copies of the foregoing material can also be obtained at prescribed rates from the Public Reference Section of the Commission. Also, the Commission maintains a worldwide website that contains such materials of the Company at "http://www.sec.gov."

     The Company furnishes to its stockholders annual reports containing financial statements audited by its independent certified public accountants.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     1.   Annual Report of Form 10-KSB for the Year Ended December 31,1995;

     2.   Quarterly Report on Form 10-QSB for the Quarter Ended June 30, 1996;
          and

     3.   Registration on Form 8-A dated January 10, 1990.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Barringer Laboratories, Inc., 15000 West 6th Avenue, Suite 300, Golden, Colorado 80401, Attention: Charles E. Ramsay, Secretary (telephone number (303)277-1687). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                     THE COMPANY

     Barringer Laboratories, Inc. (the "Company") is an analytical services company, principally engaged in analytical testing for the environmental and mineral exploration industries. The Company was incorporated under Delaware law on December 1, 1988. The Company's principal office is located at 15000 West 6th Avenue, Suite 300, Golden, Colorado 80401 (telephone (303) 277-1687). The Company also maintains a laboratory facility in Reno, Nevada, and minerals sample preparation facilities in Helena, Montana, and in Hermosillo, Sonora, Mexico.

     ENVIRONMENTAL ANALYTICAL LABORATORY SERVICES. From its laboratory in Golden, Colorado, the Company performs analytical testing services for governmental agencies, engineering consultants and industries involved in environmental monitoring programs and industries involved in environmental monitoring programs and hazardous waste management. The market for the Company's services results primarily from its customers' need to comply with U.S. federal and state regulations that relate to environmental protection and the management and treatment of hazardous wastes. These customers typically rely on independent laboratories such as the Company for ongoing analysis and monitoring of such wastes.

     The Company provides a comprehensive range of laboratory analyses to detect and measure chemical contaminants and radioactive materials in samples of soil, water, air, industrial wastes and effluents, biological materials, and underground storage tanks. The types of laboratory testing performed include analysis of samples for such contaminates as pesticides, herbicides, PCBs and trace metals; hazardous waste characterization pursuant to the Resource Conservation and Recovery Act of 1976, as amended (I.E., characterization with regard to corrosivity, ignitability, reactivity, toxicity); clinical chemistry testing of body fluids and tissue analysis for trace metals, organics and radionuclides; and radioactivity analysis in a wide range of matrices, including water, soils and sediments, vegetation, produce and animal tissues.
In addition, the Company has the capability to analyze co-contaminated wastes, a combination of hazardous wastes contaminated with radioactive materials. During 1995, the Company processed in its environmental laboratory in Golden over 30,000 samples for approximately 220 customers.

     MINERAL. The Company conducts its geochemical assays from its Reno mineral assay laboratory, which is equipped to perform precious metal fire assays, atomic absorption metal determinations and standard chemical procedures for mineral analysis. Cyanide leach tests for characterizing the metallurgical properties of gold ores are also carried out. Data handling in the laboratory is managed by the proprietary Laboratory Information Management System which provides customers with direct access to such data as soon as the analysis is complete. Over 195,000 samples were processed in 1995 in Reno's mineral laboratory for approximately 85 customers. The Company also has satellite sample preparation facilities in Helena, Montana and in Hermosillo, Sonora, Mexico. Effective September 15, 1996, the sample preparation facility in Helena, Montana will be closed due to lack of mineral testing business in the surrounding area.

                                     RISK FACTORS

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, SHOULD BE CONSIDERED SPECULATIVE AND SHOULD NOT BE PURCHASED BY ANY ONE WHO CANNOT AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WITH RESPECT TO THE COMPANY. THE HEADINGS ARE NOT INTENDED TO DESCRIBE FULLY THE RISKS, BUT ARE INTENDED TO ALERT READERS TO THE GENERAL SUBJECT MATTERS OF THE RISKS DESCRIBED.

SIGNIFICANT CUSTOMERS

     A substantial portion of the Company's sales are made to existing customers on a repeat basis. The Company's customers include public utilities, consulting and construction engineers, waste management companies, government agencies, oil refineries, mining companies and a variety of other industrial companies. One customer, MK-Ferguson, accounted for approximately 12% and 11% of the Company's sales in 1995 and 1994, respectively. The loss of material customers could have a materially adverse impact on the Company.

COMPETITION

     There are many independent analytical testing laboratories which compete for the environmental and hazardous waste testing business in the United States. The Company competes with a number of companies which have significantly greater resources. Many of these laboratories use similar equipment and processes as the Company. Competition is based not only on price, but also on reputation for accuracy and ability to respond rapidly. In addition, many industrial companies have their own in-house analytical testing capabilities. There are, for example, approximately 50 companies currently participating in the Environmental Protection Agency's Contract Laboratory Program. With respect to environmental testing, most of the Company's competitors are either privately owned or are a part of a larger organization. Among such competitors which may have greater resources, financial and other, are Thermo Analytical, Inc., Lockheed Analytical, and Quanterra Corporation.

DEPENDENCE ON KEY PERSONS

     The future success of the Company is highly dependent upon the efforts of certain of its executive officers and directors. Loss of any such persons would likely have an adverse impact on the Company. The Company does not have employment contracts with any of these persons nor does the Company have any life insurance on any of the lives of any of its executive officers or directors.

TRADING MARKET

     Presently, the Company's Common Stock trades in the OTC Bulletin Board under the trading symbol "BALB." This market is an automated quotation market, and is characterized by small issuers and a lack of significant or orderly trading volumes. These factors could lead to volatility and thin trading of the Company's Common Stock. The Company's long-term goal is to list its Common Stock on the Nasdaq SmallCap Market, although this result cannot be assured because the Company presently does not meet several of the required criteria.

NO DIVIDENDS

     The Company has not paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The payment of future dividends and the amount thereof will depend upon the Company's earnings, financial condition, capital requirements and such other factors as the Board of Directors may consider relevant. The Company is a party to a line-of-credit agreement equal to 80% of eligible accounts receivable which prohibits the declaration or payment of cash dividends. This prohibition has the practical effect of restricting the payment of cash dividends on the Company's Common Stock. There can be no assurance that dividends will ever be paid.

BACKLOG

     The backlog of orders at December 31, 1995 and 1994 was $1,123,000 and $1,515,000, respectively. Certain contracts in the backlog of orders may be greater than a year due to customer control over the flow of samples. This is not indicative of sales in 1996. The level of backlog is not necessarily indicative of trends in the Company's business because of the objective of fulfilling customer's service requirements as quickly as possible. The majority of 1995 backlog is related to government funding. There can be no assurance that backlog orders will generate sales.

UNCERTAINTY OF GOVERNMENT CONTRACTS

     During 1995, the Company's environmental laboratory in Golden, Colorado, experienced a 41.3% increase over sales in 1994. Approximately 44% of 1995 and 40% of 1994 environmental sales were directly a result of analytical services provided under contracts relating to federal spending on environmental enforcement and environmental restoration. Due to the uncertainty surrounding the allocation of funds through the government budgeting process, there is no assurance that environmental sales resulting from government programs will continue in such amounts. For example, during the first six months of 1996, the Company experienced a significant slowdown in sales due to the uncertainty surrounding the allocation of funds through the government budgeting process. These uncertainties can cause wide swings in the Company's revenues and can lead to inconsistent sales levels. There can be no assurance that government contracts will be available in the future.

DEPENDENCE ON MINERAL INDUSTRY

     The Company's mineral testing is dependent upon the level of activity in the mineral industry, particularly the gold mining industry. Any slowdown in the mineral industry for whatever reason, including a drop in gold prices, would decrease the demand for testing services, which would likely in turn decrease the demand for the Company's mineral testing services. The Company is attempting to alleviate this risk by expanding services to other countries. However, there can be no assurance that the Company will be successful in this endeavor, or that it will not encounter significant risks often associated with doing business outside of the United States. In any event, the Company's services would still be negatively affected by a worldwide slowdown of the mineral industry or the gold mining industry.

AUTHORIZED PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of Preferred Stock, par value $2.00 per share. The Board of Directors of the Company has the authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series. To the extent that a series of Preferred Stock is established which bears a dividends, no dividends or other distribution (including share repurchases) may be made or declared with respect to Common Stock unless such dividend has been paid. The terms of a series of Preferred Stock established by the Company could adversely affect the rights of holders of the Common Stock. In addition, the ability of the Board of Directors to issue Preferred Stock could impede or deter unsolicited tender offers or takeover proposals regarding the Company. See "Description of Securities--Preferred Stock."

                                   USE OF PROCEEDS

     Since this Prospectus relates to the offering of shares by the Selling Stockholders, the Company will not receive any of the proceeds from the sale of the securities offered hereby.

                                 SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the Selling Stockholders. Barringer Technologies, Inc. is the largest holder of record of the Company's Common Stock, and two of its officers and directors, Messrs. Binder and Harte, are also directors of the Company. Also, each individual named below is a director of the Company.




                                 Beneficial                            Beneficial
                                 Ownership               Number of     Ownership After
                                 Before Offering         Securities    Offering (2)
Name and Address                 (Number)          (%)   Offered       (Number)          (%)
- ----------------                 ---------------   ---   ----------    ---------------   ---
Barringer Technologies, Inc.(1)     427,475       25.9    427,475         -               -
219 South Street
New Providence, New Jersey 07974

Randolph Ware                        20,000        1.2     20,000         -               -
2105 Kohler
Boulder, Colorado 80303

C.F. Wasser III                     131,438        8.0    131,438         -               -
12290 Chinchilla Court
Rosemont, Minnesota 55068

Anthony Barringer                    27,000        1.6     27,000         -               -
25060 Montane Drive West
Golden, Colorado 80401

John J. Harte                        38,793        2.3     38,793         -               -
1028 Dairy Lane
Inverness, Illinois 60067

- --------------------


(1) Includes 33,333 shares owned by Barringer Research Ltd., a wholly-owned subsidiary of Barringer Technologies Inc.

                                 PLAN OF DISTRIBUTION

    The shares offered hereby on behalf of the Selling Stockholders are to be sold from time to time by means of (i) ordinary brokers' transactions, (ii) block transactions in accordance with the rules of the National Association of Securities Dealers, Inc., (iii) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus, or
(iv) a combination of any such methods of sale in each case at market prices.
In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. Commissions may also be received from purchasers for whom brokers or dealers act as agents. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

                              DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock with a par value of $.01 per share and 1,000,000 shares of Preferred Stock with a par value of $2.00 per share.

COMMON STOCK

    Each record holder of common shares is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Holders of outstanding common shares are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive ratably the net assets of the Company available to the stockholders. Holders of outstanding common shares have no preemptive, conversion, or redemptive rights, nor do they have cumulative voting rights in the election of directors. All of the issued and outstanding common shares are, and all unissued securities when offered and sold shall be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common shares of the Company are issued, the relative interest of then existing stockholders may be diluted.

PREFERRED STOCK

    The Preferred Stock of the Company may be issued in one or more series as may be determined from time to time by the Board of Directors of the Company. The Board of Directors of the Company has authority, without a vote or other action by the stockholders, to fix the rights and preferences of each series of Preferred Stock, including dividend rights and preferences, rights and preferences upon liquidation, voting rights, conversion rights and rights relating to the redemption of shares. The Board of Directors of the Company has flexibility to increase and issue Preferred Stock for proper corporate purposes, including deterring takeover bids determined by the Board not to be in the best interests of the Company and its stockholders.

                                    LEGAL MATTERS

    The legality of the Common Stock offered hereby is being passed upon by Jones & Keller, P.C., Denver, Colorado.

                                       EXPERTS

    The consolidated financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses in connection with the registration of the securities will be paid by the Company. Such expenses are estimated as follows:

                   Registration fee                   $   278
                   Legal fees and expenses*             7,000
                   Accounting fees and expenses*        2,000
                   Printing fees*                       1,000
                   Blue sky qualification fees*         1,000
                   Miscellaneous*                         722
                                                      -------
                                                      $12,000
                                                      -------
                                                      -------
- ---------------
*    Estimated.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the Company provides that the personal liability of its directors may be limited to the fullest extent permitted by applicable law. The Bylaws of the Company provide that directors shall be indemnified to the fullest extent as may be permitted under Delaware law.

    Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. A corporation may only indemnify a person if it is determined that said person:
(1) acted in good faith; (2) in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (3) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 16.      EXHIBITS:

    The following exhibits are filed herewith:

    Exhibit No.    Description
    -----------    -----------

    5.1 Opinion and Consent of Jones & Keller, P.C. regarding legality

    23.1           Consent of BDO Seidman, LLP

    23.2           Consent of Jones & Keller, P.C. (see Exhibit 5.1)

ITEM 17.      UNDERTAKINGS

    The undersigned Company hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on September 11, 1996.

                                       BARRINGER LABORATORIES, INC.

                                       By /s/ Robert H. Walker
                                          -----------------------------
                                          Robert H. Walker, President

                                  POWER OF ATTORNEY

    KNOW ALL MEN BY THESES PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Walker, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date
- ---------                    -----                         ----

/s/ Robert H. Walker
- ------------------------     Director, President and       September 11, 1996
Robert H. Walker             Chief Executive Officer
                             (Principal Executive Officer)



- ------------------------     Director                      September 11, 1996
Stanley S. Binder


/s/ Charles E. Ramsay
- ------------------------     Chief Financial Officer,      September 11, 1996
Charles E. Ramsay            Treasurer and Secretary


/s/ Anthony R. Barringer
- ------------------------     Director                      September 11, 1996
Anthony R. Barringer


/s/ John J. Harte
- ------------------------     Director                      September 11, 1996
John J. Harte


/s/ Randolph H. Ware
- ------------------------     Director                      September 11, 1996
Randolph H. Ware


/s/ C.F. Wasser
- ------------------------     Director                      September 11, 1996
C.F. Wasser, III


/s/ J. Francis Lavelle
- ------------------------     Director                      September 11, 1996
J. Francis Lavelle

                                  INDEX TO EXHIBITS

Exhibit
Number        Description                                                Page
- -------       -----------                                                ----

5.1           Opinion and Consent of Jones & Keller, P.C. regarding
              legality                                                    --

23.1          Consent of BDO Seidman, LLP                                 --

23.2          Consent of Jones & Keller, P.C.                 (see Exhibit 5.1)